                                  SCHEDULE 14C

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

   Information Statement Pursuant to Section 14(c) of the Securities Exchange
                                   Act of 1934

Check the appropriate box:


[]       Preliminary Information Statement


[]       Confidential, for Use of the Commission Only (as permitted by Rule
         14c-5(d)(2))


[X]      Definitive Information Statement


                               ANGELES PARTNERS IX
                        A CALIFORNIA LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[]       No fee required

[X]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: 20,000

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $6,450,000

(4) Proposed maximum aggregate value of transaction:  $6,450,000

(5) Total fee paid: $521.81


[X] Fee paid previously with preliminary materials.


[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                              INFORMATION STATEMENT
                                       FOR
                               ANGELES PARTNERS IX
                        A CALIFORNIA LIMITED PARTNERSHIP
                           c/o THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071

Dear Limited Partner:

We are sending you this information statement to inform you that Angeles Realty Corporation, a California corporation, the general partner (the "General Partner") of Angeles Partners IX, a California limited partnership (the "Partnership"), has agreed to sell the Partnership's interest in an apartment complex known as Forest River Apartments, in Etowah County, Alabama (the "Property") to American Opportunity for Housing - Forest River, LLC (the "Buyer"), an unaffiliated third party, for $6,450,000 cash. As more fully described below, the General Partner and holders of greater than 50% of the limited partnership units intend to consent to the sale of the Property by Houston Pines, a California limited partnership ("Houston Pines"), in which the Partnership holds a 99% limited partnership interest. After the sale closes, we estimate that there will be approximately $61 (after non-resident withholding tax) per limited partnership unit to distribute to the limited partners. This amount is an estimate, and as explained below, it is based on a number of assumptions. We expect the distribution will occur one to three months after the sale closes. This information statement contains information about the sale and the reason that the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.


          The date of this information statement is December 5, 2003.



This information statement is being mailed on or about the date hereof to all holders at the close of business on December 4, 2003 of the limited partnership units of the Partnership.


                                    Very truly yours,

                                    ANGELES PARTNERS IX,
                                    a California limited partnership

                                    By: ANGELES REALTY CORPORATION,
                                        a California corporation,
                                        its General Partner


                                    By:
                                        ----------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                           -------------------------------------

                           SUMMARY OF THE TRANSACTION

The following is a summary of the transaction:

The Buyer or an affiliate thereof will acquire the Property for $6,450,000 cash pursuant to a purchase and sale agreement dated as of June 18, 2003, as amended on June 10, 2003 and June 13, 2003, between the Buyer and Houston Pines (collectively, the "Agreement"). The completion of the sale is scheduled to occur approximately December 30, 2003 (subject to extension pursuant to the Agreement to February 13, 2004 and March 12, 2004).

                              REASONS FOR THE SALE

The general partner of Houston Pines, which is an affiliate of us, has determined that the sale is in the best interest of the limited partners after considering a number of factors, including the following:

     o The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining depreciation deductions from the Property.

     o The Property was completed in 1979, and given its age, the Property probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

     o Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

     o The current economic downturn may make it difficult to find a buyer at a future date or to sell the Property at as favorable a price.

     o The Property's occupancy rate and rental rates have been declining since 2001 due to the economic downturn or the age of the Property.

For these reasons, the general partner of Houston Pines has approved the sale and the Agreement, and, as described more fully below, it is anticipated that limited partners holding a majority of the limited partnership units also will approve the sale and the Agreement.

                                THE SALES PROCESS

On September 9, 2002, Houston Pines hired The Apartment Group, a national real estate brokerage firm, to market the Property. They marketed the Property nationally and regionally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. The broker received offers from eight potential purchasers. Houston Pines evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. Houston Pines chose to accept the offer described in this letter based on these criteria.

The broker has received brokerage fees from us and our affiliates from time to time. Neither we nor our affiliates bid on the Property.

                                    THE BUYER

American Opportunity for Housing - Forest River, LLC, which is not affiliated with the Partnership or Houston Pines, agreed to acquire the Property through an arms-length negotiation. We or our affiliates have conducted business with the Buyer or its affiliates from time to time. American Opportunity for Housing - Forest River, LLC has an office located at 2161 NW Military Highway, Suite 111, San Antonio, TX 78312, and its phone number is (210) 341-8097.

                                  THE PROPERTY

Houston Pines (or its affiliates) has owned and operated the Property, a 248-unit apartment complex located in Etowah County, Alabama, since December 29, 1980. The Partnership's interest in Houston Pines constitutes 100% of the Partnership's outstanding assets. There is a first mortgage loan on the Property with an unpaid balance of approximately $4,780,903. The loan encumbering the Property will be paid in full at closing, with the costs of all fees and costs of such payment-in-full to be paid by Buyer.

                              APPROVAL OF THE SALE

The general partner of Houston Pines approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

Section 3.2.2 of the agreement of limited partnership of Houston Pines, dated December 1, 1986, permits Houston Pines to sell its interest in the Property if the sale is approved by the general partner and all limited partners of Houston Pines. Section 8.2(g) of the Partnership's amended and restated certificate and agreement of limited partnership, dated February 30, 1980, permits the Partnership to sell all or substantially all of its assets if the sale is approved by the limited partners holding a majority of the limited partnership units entitled to vote thereon.

As of September 30, 2003, the Partnership has approximately 662 limited partners who collectively own 19,975 outstanding limited partnership units. Each limited partnership unit represents approximately 0.005% of the outstanding limited partnership units. Our affiliates currently own approximately 13,501 limited partnership units, or approximately 67.59% of the outstanding limited partnership units.

These holders have agreed to give their written consent approving and adopting the sale and the Agreement. The following limited partners have agreed to execute such written consent:

                    NAME AND ADDRESS                                     NUMBER OF LIMITED      PERCENT OF
                  OF BENEFICIAL OWNER                                    PARTNERSHIP UNITS        CLASS
                  -------------------                                    -----------------    --------------

Insignia Properties L.P.
55 Beattie Place, Greenville, SC 29602                                                981               4.91%

Broad River Properties, L.L.C.
55 Beattie Place, Greenville, SC 29602                                              2,529              12.66%

AIMCO Properties, L.P.
Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100,                           8,631              43.21%
Denver, CO 80237

Cooper River Properties, L.L.C.
55 Beattie Place, Greenville, SC 29602                                              1,360               6.81%

                                                      TOTAL:                       13,501              67.59%


Upon receipt of these consents, the holders of a majority of the limited partnership units will have approved the approval by the Partnership (in its capacity as the 99% limited partner of the Partnership) of the sale and the Agreement, and, as a result, no vote of any other limited partnership unit holder will be necessary to approve the sale and the Agreement. Accordingly, the Partnership is not soliciting any other votes. Such written consent shall have an effective date as of December 25, 2003, which is 20 days after the mailing of this information statement. The consent will give the general partner of Houston Pines the right to (i) enter into an amendment to the Agreement as long as the aggregate consideration (including assumed indebtedness, if any), less any loan prepayment costs, to be paid to Houston Pines thereunder is not less than 90% of the aggregate consideration (including assumed indebtedness, if any), less any loan prepayment costs, to be paid to the Partnership pursuant to the current Agreement, and (ii) negotiate and execute, among other things, amendments and other agreements deemed necessary, appropriate or desirable in the opinion of the general partner of Houston Pines in connection with the sale of the Property.


Subject to the terms and conditions of the Agreement, Houston Pines contemplates that the sale will be consummated on approximately December 30, 2003 (subject to extension pursuant to the Agreement to February 13, 2004 and March 12, 2004), but no sooner than 20 days after the mailing of this information statement and following satisfaction or waiver of the conditions contained in the Agreement. See "Summary of Agreement."

                     INTEREST OF CERTAIN PERSONS IN THE SALE

Both we and the general partner of Houston Pines have conflicts of interest with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient. A sale of the Property reduces our liability for existing and future Partnership debt and liabilities and reduces the Houston Pines general partner's liability for existing and future debt and liabilities with respect to Houston Pines.



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

                                 USE OF PROCEEDS

It is estimated that the gross proceeds from the sale will be used as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the general partner of Houston Pines, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price                                                       $  6,450,000
Plus:  Cash and cash equivalents                                                105,343
Plus:  Other Partnership assets                                                 258,075
Less:  Mortgage debt, including accrued interest                             (4,780,903)
Less:  Accounts payable, accrued expenses and other liabilities                 (84,716)
Less:  Estimated state entity and withholding taxes                            (276,299)
Less:  Reserves for contingencies                                              (193,500)
Less:  Closing costs/sales commissions                                         (193,500)
                                                                           ------------
TOTAL                                                                      $  1,284,500

Net proceeds distributable to all partners                                 $  1,284,500
Percentage of proceeds allocable to limited partners                             98.023%
Net proceeds distributable to limited partners                             $  1,259,109

Total number of units                                                            19,975
Distributable net proceeds per unit                                        $         63

In addition, the sale of the Property may require the general partner of Houston Pines to escrow part of the proceeds from the sale for some period of time if the general partner of Houston Pines agrees with the Buyer to do so.

These estimates assume that the closing occurs as of September 30, 2003 and are based on information known to us at this time. These figures will adjust based on the fact that closing will occur after September 30, 2003. Of course, many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of Houston Pines or the Partnership. Additionally, the authority given to the general partner of Houston Pines to amend the Agreement may change the actual proceeds available from the sale of the Property.

                         FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of a sale of the Partnership's indirect interest in the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.

The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

The following discussion also assumes that Houston Pines and the Partnership are characterized as partnerships for federal income tax purposes. If either Houston Pines or the Partnership is treated for federal income tax purposes as an association, any cash available for distribution after the sale would be substantially reduced and the tax consequences would be materially different than as described below.

TAX CONSEQUENCES IF THE PROPERTY IS SOLD. Houston Pines will recognize gain from a sale of its interest in the Property to the extent that the amount Houston Pines realizes from that sale exceeds its adjusted basis in its interest in the Property. Houston Pines' amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the amount realized as though the Buyer had made a cash payment to Houston Pines in the same amount. Selling expenses of Houston Pines, such as brokerage commissions, legal fees and title costs, reduce Houston Pines' amount realized. Any gain recognized by Houston Pines will be allocated to its partners, including the Partnership, in accordance with the Houston Pines' partnership agreement. If the Partnership possesses suspended tax losses or other items of tax benefit, such items may be used to reduce the gain recognized by the Partnership that arises from the sale of Houston Pines' property and is allocated to the Partnership. Additionally, any unreduced gain recognized by the Partnership arising from Houston Pines' sale of the Property then will be allocated to the Partnership's partners, including the limited partners, in accordance with the Partnership's partnership agreement. We estimate that approximately $196 gain will be allocated per unit to the limited partners. Any allocated gain to a limited partner of the Partnership will increase the basis that such limited partner has in its partnership interest in the Partnership. This amount is an estimate based on a number of assumptions with respect to closing costs discussed under "Use of Proceeds."

Any gain allocated to the Partnership's limited partners in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in Houston Pines' or the Partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain, which gain will include the Partnership's allocable share of Houston Pines' I.R.C.
Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain recognized by Houston Pines from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to its partners, including the Partnership, as such. In turn, that depreciation recapture gain of Houston Pines that is allocated to the Partnership will be allocated to the partners of the Partnership, including its limited partners. The amount of Houston Pines' depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

Under I.R.C. Section 1250, no portion of the gain recognized by Houston Pines upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership allocated gain from the Partnership attributable to Houston Pines' disposition of its residential rental real property may recognize ordinary income as a result of such disposition.

In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain indirectly arising from Houston Pines' sale of the Property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%.

In the case of limited partners that are individuals, trusts or estates, gain allocated to them from the Partnership and attributable to the sale of the Houston Pines' property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a capital gains tax rate, the current maximum rate of which is 15%. Gain from the sale of Houston Pines' property that is indirectly allocated to limited partners of the Partnership that are corporations is not subject to preferential capital gains tax rates.

If a limited partner of the Partnership possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of Houston Pines' property and indirectly allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

DISTRIBUTIONS OF CASH. A distribution of cash by Houston Pines to the Partnership, its sole limited partner, will be treated as an amount realized from a sale of the Partnership's interest in Houston Pines and will result in taxable gain only to the extent that the distribution exceeds the Partnership's adjusted tax basis in its partnership interest in Houston Pines. Any gain recognized by the Partnership in that instance, to the extent not reduced by any suspended tax losses or other items of tax benefit, will be allocated to the Partnership's partners, including the limited partners, in accordance with the Partnership's partnership agreement. Otherwise, Houston Pines' distributions to the Partnership will be tax free, and the adjusted basis of the Partnership's interest in Houston Pines will be decreased, but not below zero. If the Partnership recognizes gain from Houston Pines' cash distribution to the Partnership, which gain is then allocated to the Partnership's partners, each partner of the Partnership will increase its respective basis in its interest in the Partnership by the amount of such allocated gain.

Generally, any gain recognized by the Partnership arising from a cash distribution by Houston Pines will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of Houston Pines, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be characterized as ordinary income.

A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's Partnership interest will be decreased, but not below zero.

Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.

PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE PROPERTY'S SALE AFTER REPAYMENT OF HOUSTON PINES' AND THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN ALLOCATED AND/OR RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF HOUSTON PINES' SALE OF THE PROPERTY OR HOUSTON PINES' DISTRIBUTION OF CASH TO THE PARTNERSHIP) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. The Property has depreciated approximately 77% for United States federal income tax purposes. As a result, it is likely that continued operation of the Property indirectly will generate taxable income to the limited partners (as a result of income allocations to the Partnership from Houston Pines), since it is unlikely that there will be adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution since it is expected that all or substantially all of the Property's cash flow will be used to service Houston Pines' and the Partnership's liabilities. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return, and it and/or Houston Pines will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be used to reduce any tax liability with respect to any taxable net income arising from the continued operation of the Property. Limited partners are urged to consult their tax advisors in this regard.

TAX CONSEQUENCES OF A LIQUIDATION OF HOUSTON PINES AND OF THE PARTNERSHIP. Following the sale of the Property, it is anticipated that Houston Pines will be liquidated, distributing its only asset at that time, cash, to its partners, including the Partnership. When the Partnership's entire interest in Houston Pines is extinguished upon receipt of the liquidating cash distribution, the Partnership will recognize capital gain to the extent of any amount of cash in excess of its basis in its partnership interest in Houston Pines. If the Partnership possesses suspended tax losses or other items of tax benefit, such items may be used to reduce the gain recognized by the Partnership that arises from the liquidating cash distribution from Houston Pines. Conversely, if the Houston Pines' liquidating cash distribution is less than the Partnership's basis in its Houston Pines' partnership interest, the Partnership will recognize the amount of unrecovered basis as capital loss. If at the time of the liquidating cash distribution, the Partnership has a negative capital account balance in Houston Pines, such negative balance may increase the amount of gain recognized by the Partnership from the liquidating distribution or may reduce the amount of loss recognized by the Partnership from the liquidating distribution. Any net capital gain or loss recognized by the Partnership from the Houston Pines' liquidating cash distribution will be long-term capital gain or loss because the Partnership has held its Houston Pines' partnership interest for longer than one year. Additionally, capital gain or loss recognized by the Partnership arising from Houston Pines' liquidating cash distribution will be allocated to the Partnership's partners, including its limited partners. If a gain is allocated to a partner of the Partnership, the gain will increase the partner's basis in its interest in the Partnership. If a loss in allocated to a partner of the Partnership, the loss will reduce the partner's basis in its interest in the Partnership, but not below zero. Loss allocated to a limited partner of the Partnership in excess of its basis in its interest in the Partnership will be suspended.

Following the liquidation of Houston Pines, it is anticipated that the Partnership will be liquidated, distributing its only asset at that time, cash, to its partners, including the limited partners. When the entire interest of a partner in the Partnership is extinguished upon receipt of the liquidating cash distribution, the partner will recognize capital gain to the extent of any amount of cash in excess of its basis in its interest in the Partnership. If the partner possesses suspended tax losses or other items of tax benefit, such items may be used to reduce the gain recognized by the partner that arises from the liquidating cash distribution from the Partnership. Conversely, if the Partnership's liquidating cash distribution to a partner is less than the partner's basis in its interest in the Partnership, the partner will recognize the amount of unrecovered basis as capital loss. Such capital gain or loss recognized by the partner from the Partnership's liquidating cash distribution will be either long-term capital gain or loss or short-term capital gain or loss depending upon the period of time that the partner held its interest in the Partnership. If at the time of the liquidating cash distribution from the Partnership, a partner of the Partnership has a negative capital account balance in the Partnership, such negative balance may increase the amount of gain recognized by the partner from the liquidating distribution or may reduce the amount of loss recognized by the partner from the liquidating distribution.

The tax consequences described above arising from the liquidation of Houston Pines and the Partnership is a general discussion. The tax consequences to you from such liquidations could be materially different.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE LIQUIDATIONS.

                               NO APPRAISAL RIGHTS

Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale.

                              REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

After the sale of the Property, the Partnership and Houston Pines will be dissolved and their affairs wound up.

                              PARTNERSHIP BUSINESS

The Partnership is a publicly held limited partnership organized under the California Uniform Limited Partnership Act on September 12, 1979. We were wholly owned by MAE GP Corporation. Effective February 25, 1998, MAE GP Corporation was merged into Insignia Properties Trust. Effective February 26, 1999, Insignia Properties Trust was merged into Apartment Investment and Management Company, a publicly traded real estate investment trust. Thus, we are now a wholly owned subsidiary of Apartment Investment and Management Company. The partnership agreement provides that the Partnership is to terminate on December 31, 2035, unless terminated before such date.

The Partnership's primary business is to operate and hold real estate properties for investment. Funds obtained during the public offering were invested in seven existing apartment properties. The Partnership has now sold six of these investment properties. See below for a description of the Partnership's remaining property.

The Partnership, through its public offering of limited partnership units, sold 20,000 limited partnership units aggregating $20,000,000. We contributed capital in the amount of $1,000 for a 1% interest in the Partnership. In addition, we purchased 100 limited partnership units. Since the Partnership's initial offering, we have not received, nor are the limited partners required to make, additional capital contributions.

The Partnership has no employees. Management and administrative services are performed by us and by agents retained by us. Our affiliate provides such property management services.

For information on certain pending litigation, please refer to the Partnership's most recent report on Form 10-QSB (for the quarterly period ended September 30, 2003 filed with the Securities and Exchange Commission.

                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's current investment in real property:

          PROPERTY                  DATE OF PURCHASE            TYPE OF OWNERSHIP                    USE
          --------                  ----------------            -----------------                    ---
Forest River Apartments,                                    Fee ownership, subject to a
Gadsden, Alabama                          12/29/80               first mortgage(1)           Apartment - 248 units

     (1) Property is held by a limited partnership in which the Partnership owns a 99% interest.

                   SUMMARY OF THE PURCHASE AND SALE AGREEMENT

The following summarizes the material terms and conditions of the Agreement. As noted above, the consent to be executed by a majority of the limited partnership units will give the general partner of Houston Pines the authority to amend the Agreement, and, as a result, the ultimate terms of the Agreement may vary, in some cases significantly, from the terms set forth below.

                              THE PURCHASED ASSETS

Houston Pines has agreed to sell to the Buyer all of Houston Pines' interest in and to the Property, together with all the buildings and improvements located thereon and certain associated property.

                    EXCLUSIONS FROM THE SALE OF THE PROPERTY

The sale transaction expressly excludes receivables, cash or other funds; refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the closing; utility and similar deposits; insurance or other prepaid items; the Partnership's proprietary books and records; any right, title or interest in or to certain intellectual property rights; equipment leased by the Partnership and the interest of the Partnership in any equipment provided to the Property for use, but not owned or leased by the Partnership; property owned or leased by any tenant or guest, employee or other person furnishing goods or services to the Property; property and equipment owned by the Partnership, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property; and certain computer hardware and software.

                               ASSUMED LIABILITIES

The Buyer agreed to assume the Partnership's liabilities and obligations under certain Property contracts and tenant leases from and after the closing.

                               THE EXISTING LOANS

The Buyer and Houston Pines have agreed that, at the closing, the then-outstanding principal balance of the outstanding first mortgage loan on the Property shall be paid out of the proceeds of the purchase price due at the closing. The Buyer shall pay any fees and expenses charged by Lender in connection with the pay-off of the first mortgage loan and the amount of such payment will be credited against the balance of the purchase price due at closing.

                                 PURCHASE PRICE

The purchase price for the Property is $6,450,000, payable as follows: (i) a $50,000 deposit upon the execution of the Agreement to be held in escrow until the closing, (ii) an additional non-refundable $14,500 deposit upon the expiration of the Buyer's due diligence period for its examination of the Property to be held in escrow until the closing, (iii) a $75,000 deposit no later than three business days after the Buyer obtains approval of private activity bonds for the acquisition and rehabilitation of the Property, as set forth in the Agreement, to be held in escrow until the closing, and (iv) the balance of the purchase price at the closing. As of the date of this information statement, the Buyer has deposited a total of $139,500 into escrow with the title company, which amount is, pursuant to the terms of the Agreement, non-refundable (subject only to the satisfaction of the Buyer's conditions to closing thereunder); provided, however, that if the Agreement is terminated due to a default of or breach by Houston Pines of the Agreement and the Buyer chooses to seek damages in lieu of specific performance, then the full $139,500 deposit shall be returned to the Buyer.

                                  BOND APPROVAL

The Buyer is applying to the Alabama Housing Finance Authority for private activity bond financing for the acquisition and rehabilitation of the Property. Although the sale of the Property to the Buyer is not conditioned on the Buyer receiving approval for such bond financing, the timing and receipt of such approval may affect the purchase price of the Property and the closing date for the sale. As of the date of this information statement, the Alabama Housing Finance Authority has issued initial approval of the bond financing. If the Alabama Housing Finance Authority issues final approval of the bond financing on or before December 20, 2003, the closing date will be the earlier of ten days after such final approval or December 30, 2003. If final approval is not issued on or before December 20, 2003, (i) the closing date will be postponed to February 13, 2004, and (ii) the purchase price for the Property will be reduced by $200,000 to $6,250,000. The Buyer will have the additional option of extending the February 13, 2004 closing date to March 12, 2004 pursuant to the terms and conditions of the Agreement upon delivery of an additional non-refundable deposit of $62,500. If the purchase price has been reduced by $200,000 pursuant to the terms and conditions of the Agreement, then
(a) if the Buyer receives the final board approval prior to the closing, the purchase price will be adjusted back to $6,450,000 (i.e., there will be no $200,000 reduction in the purchase price), and (b) if the Buyer receives final approval of the bond financing after the closing, the Buyer will be required to pay Houston Pines $200,000 within five days of the Buyer's receipt of such final approval.

                                     CLOSING

The sale of the Property is scheduled to take place on December 30, 2003 (subject to extension pursuant to the Agreement to February 13, 2004 and March 12, 2004). Houston Pines shall have the option to extend the closing to the last business day of the month in which the closing otherwise would occur or to such other date as Houston Pines determines is desirable in connection with the loan payoff. Houston Pines also shall have the option to extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by Houston Pines, or (ii) such later date as is mutually acceptable to Houston Pines and the Buyer. If the Buyer does not receive final approval for the private activity bonds on or before December 20, 2003, then the closing date will be postponed to February 13, 2004, subject to an additional extension at Buyer's discretion to March 12, 2004.

                         REPRESENTATIONS AND WARRANTIES

The Agreement contains the customary seller representations and warranties by Houston Pines, including, without limitation, representations and warranties regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the property; litigation; governmental violations; and material defaults under property contracts. The Partnership's aggregate liability for a breach of its representations and warranties is capped at $50,000 and is limited to claims brought within six months after the closing.

The Agreement also contains customary purchaser representations and warranties by the Buyer, including, without limitation, representations and warranties regarding existence and qualification; corporate authority; non-contravention of existing contracts; validity and enforceability of the Agreement; litigation; and non-reliance upon the Houston Pines' representations and warranties other than those in the Agreement.

                                    COVENANTS

Houston Pines has agreed that from the expiration of the Buyer's due diligence period through the closing, it will continue to operate the Property in the ordinary course of business and subject to the following covenants:

     o Houston Pines may enter into new contracts or leases involving the Property, renew existing leases or modify, terminate or accept the surrender or forfeiture of any of the leases involving the Property, modify any contracts involving the Property, or institute and prosecute any available remedies for default under any such leases or contracts without first obtaining the written consent of the Buyer, as long as (i) any such new contracts or any new or renewed leases do not have a term in excess of one year (or such longer period of time for which such contracts or leases are entered into by Houston Pines in the ordinary course of its operation of the Property) without the prior written consent of the Buyer, and (ii) from and after August 18, 2003 (i.e., the expiration of Buyer's due diligence period), any such new contracts are terminable upon 30 days' prior written notice, unless otherwise agreed to in writing by the Buyer;

     o except as necessary in Houston Pines' sole discretion to address (a) any life or safety issue at the Property, or (b) any other matter which in Houston Pines' reasonable discretion materially adversely affecting the use, operation or value of the Property, Houston Pines will not make any material alterations to the Property or remove any material fixtures and tangible personal property without the prior written consent of the Buyer; and

     o other than utility easements and temporary construction easements granted by Houston Pines in the ordinary course of business, Houston Pines will not voluntarily create or cause any lien or encumbrance to attach to the Property unless the Buyer approves such lien or encumbrance.

                                   CONDITIONS

Houston Pines' obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by Houston Pines:

     o All of the documents and funds required to be delivered by the Buyer to Houston Pines at the closing shall have been delivered;

     o Each of the representations, warranties and covenants of the Buyer shall be true in all material respects as of the closing;

     o The Buyer shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Buyer; and

     o Houston Pines shall have received all consents and approvals to the consummation of the transactions contemplated by the Agreement (a) of Houston Pines' partners, members, managers, shareholders or directors to the extent required by Houston Pines' (or Houston Pines' affiliates') organizational documents, or (b) that are required by law.

The Buyer's obligation to complete the sale of the Property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the Buyer:

     o All of the documents required to be delivered by Houston Pines to the Buyer at the closing shall have been delivered;

     o Each of the representations, warranties and covenants of Houston Pines shall be true in all material respects as of the closing;

     o Houston Pines shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Houston Pines; and

     o Neither Houston Pines nor the general partner of Houston Pines shall be a debtor in any bankruptcy proceeding nor shall have been, in the last six months, a debtor in any bankruptcy proceeding.

                             TERMINATION AND DEFAULT

The Agreement may be terminated at any time after the expiration of the Buyer's due diligence period through the closing:

     o By Houston Pines, if the Buyer defaults in its obligations hereunder to (a) deliver any of the deposits, (b) deliver to Houston Pines the required closing deliveries specified under the Agreement, or (c) deliver the purchase price at the time required by the Agreement and close on the purchase of the Property on the closing date. Houston Pines may also terminate the Agreement if the Buyer defaults in any of its representations, warranties or obligations, and such default continues for more than 10 days after written notice from Houston Pines; and

     o By the Buyer, if Houston Pines defaults in its representations, warranties, covenants or obligations under the Agreement, including selling the Property and such default continues for more than 10 days after written notice from the Buyer.

If Houston Pines terminates the Agreement due to a default of or breach by the Buyer, then Houston Pines is entitled to keep all the Buyer's deposits as liquidated damages. If the Buyer terminates the Agreement due to a default or breach of Houston Pines, then the Buyer may choose to either (i) recover its out-of-pocket costs up to an aggregate $20,000 (in which event, the Buyer's deposits would be returned to the Buyer), or (ii) seek specific performance for the conveyance of the Property to the Buyer (but not damages).

                           EXPENSES AND CLOSING COSTS

The Buyer shall pay any transfer, sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, any premiums or fees required to be paid with respect to Buyer's title policy for the Property (except the base premium for the title policy), and one-half of the customary closing costs of the escrow agent for the sale of the Property. Houston Pines shall pay the base premium for the title policy and one-half of the customary closing costs of the escrow agent. The Buyer shall also pay all costs associated with the payoff of the then-outstanding principal balance of the loan, and such outstanding principal balance shall be paid out of the balance of the purchase price due at the closing. Additionally, Houston Pines shall pay for the broker commission of The Apartment Group, which has served as Houston Pines' broker, in accordance with a separate written contract between The Apartment Group and Houston Pines. Houston Pines intends to pay the commission out of the balance of the purchase price payable on the closing, which payment shall reduce the cash at closing to Houston Pines and, ultimately, the Partnership.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.

We are "incorporating by reference" into this information statement certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement. These documents contain important information about us and our finances. This information statement incorporates by reference:

     o    Our annual report on Form 10-KSB for the year ended December 31, 2002.

     o Our quarterly report on Form 10-QSB for the period ended March 31, 2003.

     o Our quarterly report on Form 10-QSB for the period ended June 30, 2003.

     o Our quarterly report on Form 10-QSB for the period ended September 30, 2003.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                           c/o THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071

                            Telephone: (800) 461-2657

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:            c/o THE ALTMAN GROUP, INC.
                    1275 Valley Brook Avenue
                    Lyndhurst, New Jersey 07071

By telephone:       (800) 461-2657

By facsimile:       (201) 460-0050

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.